Exhibit 10.16

[VWR Letterhead]

Date:       June 11, 2004

To:          George A. Gunther

Re:          Your VWR Employment Contract

Dear George:

As you know, VWR has redesigned several aspects of the management compensation program, including a Management Equity and Option Program (“Equity Program”) that we believe builds a strong basis to foster a performance-based culture and generate shareholder wealth, including the potential for individual wealth creation.  As a senior leader, you are included in all the new management compensation programs, including the opportunity to participate in the Equity Program.

At the same time, VWR’s philosophy regarding employment contracts has changed and VWR will not be renewing or offering employment contracts to its employees and leaders in the future, except as may be required by local law.  VWR and its new owners believe that an individual’s participation in the management compensation programs, while at the same time having an employment contract, is inconsistent with our performance-based culture and our overall compensation philosophy.

To summarize our discussions regarding employment contracts:

1.

Effective immediately, you will be included in all new management compensation programs, including the opportunity to participate in the Equity Program.

2.

As of June 30, 2005, your current employment contract will be terminated.

3.

For purposes of your current employment contract termination benefit calculation only, your salary and target bonus amount will be frozen as of April 6, 2004.

4.

On June 30, 2005, you will either

i.

elect to remain with VWR as an “at will” employee in your then current job function, at your then current compensation level, and will continue to participate in VWR’s employee benefit programs at then current benefit levels, but without any employment contract (unless required by local law), or

ii.

elect to leave VWR and VWR will pay to you, in accordance with your Employment Agreement, the contractual termination benefit due, calculated with your frozen salary and target bonus amount.

5.

If required by local law, on July 1, 2005, a new “statutory minimum” employment agreement will be agreed between you and VWR.

We believe that total management alignment with VWR’s goals, philosophy and culture will enable VWR to substantially increase our revenues and profits and that the potential benefits of the new management compensation systems far outweigh the benefits afforded by your employment contract.  We trust, after due consideration, that you will conclude the same.

Sincerely,

James W. Rogers Chairman of the Board	Walter W. Zywottek President & CEO